EXHIBIT 6.11

                            DISTRIBUTORSHIP AGREEMENT


  COMPANY:             INTERNATIONAL FOAM SOLUTIONS, INC,
                       1885 SW 4th Avenue #E3
                       DELRAY BEACH, FL 33444
                       561-272-6900 TEL
                       561-272-4951 FAX


  DISTRIBUTOR:         DIPPY FOODS, INC.
                       1161 N Knollwood Circle,
                       Anaheim, CA 92801
                       714-816-0150 TEL
                       714-816-0153 FAX

  DATE OF AGREEMENT:   JULY 8, 1999

  TERRITORY;           California (Exclusive re Public Schools)
                       Washington, Arizona, Oregon & New Mexico as
                       Non_Exclusive



     WHEREAS, Company is engaged in the manufacture, distribution and sale of STYRO SOLVE and THE SOLUTION MACHINES for the reduction of polystyrene hereafter known as the Products;

     WHEREAS, Distributor is engaged in, among other things, the business of buying for resale, marketing and distributing products, and Distributor desires to purchase for its own account certain of Company products namely:

          "STYRO SOLVE" and "THE SOLUTION MACHINES" all Models for all Public School Related Business and for resale and distribution within the California on an Exclusive Basis; and a Non_Exclusive Basis for any other Business Public Schools within the balance of the Territory.

     WHEREAS, subject to and upon the terms and conditions herein contained, the Company is willing to sell to Distributor for resale within the TERRITORY certain of Company's Products and to grant to Distributor the limited right to distribute and sell such products within the California on an EXCLUSIVE basis to public schools only, and sell on a NON-EXCLUSIVE basis to any and all other customers within California and the balance of the territory.



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     NOW,  THEREFORE,  for and in  consideration  of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. Appointment. Upon the terms and subject to the conditions contained in this Agreement, Company hereby grants to Distributor the limited right, during the term hereof to sell the Products within the Territory on a non_exclusive basis, and Distributor hereby accepts such appointment. It is understood and agreed that whereas Distributor shall be, Company's limited Distributor for Products within the Territory, Company shall not directly compete against the distributor in their area.

     2. Term. Termination.


          2.1 Unless  sooner  terminated in  accordance  with the  provisions of
     Section 2.2 below, and with the exception of existing business at the time of termination for which the Distributors reserves the right to continue through fruition, this Agreement shall commence on the date of shipment of products as per the initial order attached hereto (Appendix 1) and shall continue for a term of twelve (12) months (the Initial Term). Prior to the end of the Initial Term, this Agreement will be automatically renewed for an additional twelve (12) months without written confirmation of Company.

          2.2 In the event, either party hereto shall be in breach or non-compliance with any term of this Agreement, the aggrieved party shall give written notice of such breach in writing to the offending party. The offending party shall have thirty (30) days from the date of such notice to cure such breach or non-compliance. In the event, the offending party shall fail to cure such breach or noncompliance, the agreed party at the expiration of said thirty-day period may terminate this Agreement.

          2.3 Regardless of the status of the underlying Distributorship Agreement, Distributor herein shall remain the specific Distributor on any contract written by Distributor during the natural term of the herein Distributor Agreement, for so long as the Distributor services the specific contract in a commercially reasonable manner. If Distributor is no longer able to perform the necessary and appropriate duties required to service the customer, the account shall be tendered to the Company who shall take reasonable steps to continue the service of the said customer.

     3. Territory. Distributor shall be responsible for achieving certain sales goals as may be determined by mutual consent with the Company and providing related services to the customers within the Territory of California. The sales goals shall be established after the first year following the effective date of this agreement for the ensuing years. Additional Territories may be added from time to time upon the Distributor's request and the Company's approval. The company's decision on whether or not to allow Distributor to take on additional Territory is final and without recourse. Distributor is hereby given Option to distribute and sell company products in the TERRITORIES of Washington, Arizona, Oregon and New Mexico as long as

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Distributor  meets or  surpasses  the  parameters  set forth for doing  business within such TERRITORIES.

     4.0. Responsibilities of Company.

          4.1 Marketing Assistance and Advertising. Company shall provide reasonable quantities of promotional literature regarding the Products. Any promotional, literature or materials required beyond this shall be made available to the Distributor at prices and conditions as outlined on Exhibit A. Company shall also, on request of Distributor and to the extent practicable and reasonable as determined by Company in its sole discretion, provide sales support and technical support to Distributor. However, Distributor is hereby authorized to take reasonably necessary steps to publish information and other materials regarding the Company and products as needed by Distributor for the promotion of the business, subject to prior approval of the Company which shall not be unreasonably withheld or delayed. Distributor is further authorized to establish, maintain, market and distribute the products of the Company via the World Wide Web, the Internet and eCommerce.

          4.2 Defects, Product Liability. Company agrees that it will, at no cost to Distributor and as Distributor's sole remedy therefor, replace or repair Products that are found to be defective within fifteen months of shipment to Distributor, and to hold Distributor harmless with respect thereto; provided, that any such product liability is not due to the negligence or misuse of the Distributor or Distributor's customer. Company agrees to have Distributor named as an also named insured on any Product Liability Insurance obtained by Company.

     5.0 Responsibilities of Distributor.

          5.1 Distributor agrees to devote its diligent best efforts, time, attention, and energies to the performance of its duties under this Agreement.

          5.2 During the term of this Agreement and any extension thereof and for a period of twelve (12) months following termination of this agreement, Distributor shall not, directly or indirectly, promote the sale of, or market, distribute or sell Products which are competitive with, or comparable or similar to, Company's Products for or on behalf of any person, company or entity other than Company.

          5.3 Distributor acknowledges that Company possesses valuable technical information and know-how relating to the design 9 possesses valuable technical in specifications, content, manufacture, Processes and all related technology used in connection with the design, manufacture and sale of the Products. Further, Distributor acknowledges that this information (Proprietary Information) is confidential and includes, as part thereof, Trade Secrets belonging to Company. Distributor that during the term of this A and for a period of five (5) years after the termi-confidential and includes, agrees Agreement, nation of this Agreement, it will not (i) disclose to any third person or (ii) use for its own finan-respectively, any Proprietary Information Of Company obtained by Distributor during the term of this Agreement, unless such Proprietary Information shall first become publicly available from sources other than Distributor. Provided, however, that Distributor may make

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disclosures  required  by a  valid  order  or  subpoena  issued  by a  court  or administrative agency of competent jurisdiction. In such event, Distributor shall promptly notify Company of such order or subpoena to provide Company an opportunity to protect its interest.

     6.0 Price

          6.1 Subject to adjustment as hereinafter provided, sales by Company of Products ordered by Distributor hereunder shall be at the prices and terms specified in the Price List attached hereto as Exhibit A (the Purchase Price).

          6.2 Company shall have the right at any time and from time to time during the term hereof, to revise the Purchase Price and or the terms of sale of the Products upon ninety (90) days prior written notice to Distributor. Upon any such revision, the Price List in Exhibit A shall be modified accordingly to reflect the revised Purchase Prices and or Terms of Sale of the Products.

          6.3 The Purchase Price is F.O.B. Company's location, and includes only standard carton packaging. The Purchase Price does not include any applicable sales, use, revenues, excise, or other taxes imposed by any taxing authority. All such taxes imposed by any taxing authority shall be the sole responsibility of the Distributor. Should the Company for any reason whatsoever be required to pay any such taxes, all such taxes will be added to Company's invoice as a separate charge to be paid by Distributor.

          6.4 The Distributor hereby agrees to make payment in full for all purchase, of Company's Products, Sales and Marketing literature and products and any other related items such as taxes, delivery costs and other charges, within thirty (30) days of shipment of such products or date of invoice as the case may be which ever is greater.

          6.5 Any amounts payable to Company hereunder which are not paid when due shall thereafter bear interest at the rate of one and one-half percent (1.5%) per month or the maximum amount permitted by applicable law, whichever is less. Time is of the essence for all payments due hereunder, and in the event any payment due Company is collected at law, or through an attorney-at-law or under advice therefrom, or through a collection agency, Distributor agrees to pay all costs of collection, including, without limitation, all court costs and reasonable attorneys' fees.

     7. Delivery and Risk. Sales by Company to Distributor under this Agreement shall be F.O.B. Company's location. Distributor shall bear all risks of loss or damage to the Products after they are delivered to the carrier at Company's facilities. Any arrangements made or expenses incurred by Company for carriage or insurance of the Products after they are


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delivered to the carrier  shall be for the account of  Distributor  and promptly paid or reimbursed to Company by Distributor.

     8. Partial Deliveries. Company may deliver Products in partial shipments and reserves the right to invoice for partial deliveries. Payments for partial deliveries shall be made in accordance with the payment terms set forth in
Section 5 above. Company shall keep Distributor advised of the necessary lead times for orders of varying sizes so that Distributor can maintain a proper level of inventory at the local offices, which is expected to be approximately a 30 day supply. The lead time necessary for orders of new machines is approximately 6 to 8 weeks; and the lead time for orders of chemicals is approximately 14 to 21 days before delivery.

     9. Limitations. Distributor shall not have or acquire any right, title or interest in any trademark service mark or trade name that is now owned or hereafter acquired by Company either used alone or in conjunction with other words or names, or in the good will thereof, expressly granted herein. If Distributor, in spite of this provision, acquires any such right, title or interest by operation of law or otherwise, Distributor shall convey the same to Company,

     10. Insurance. Distributor shall maintain in force at all times general public liability and product liability insurance in the amount of two (2) million dollars and shall have issued to Company a certificate of insurance naming company as also named insured.

     11. Polygel Pick-up. Distributor shall arrange entirely at its expense to pickup from its customers the reduced polystyrene (Polygel) and store at its premises until such time that it has accumulated a minimum of ten (10) pallets at which time Distributor shall so advise the Company or its designated representative to have such polygel picked up at its premises. The Company or its designated representative will make arrangements to have the polygel removed from the Distributors premises within ten days of such notification. The polygel is a non-hazardous material, and if any customer or the Distributor wants to keep they may do so.

     12. Warranty. All products sold hereunder shall be sold subject to Company's standard terms of warranty in effect on the date of delivery.

     13. Relationship of the Parties. The relationship between Company and Distributor shall be that of independent distributor. Distributor shall not be the agent of Company and shall have no authority to act on behalf of Company in any manner except in the manner and to the extent that Company may expressly agree to in writing. Persons retained by Distributor as employees or agents shall not solely by reason thereof be deemed to be employees or agents of Company. Distributor agrees to indemnify and hold Company harmless from and against any and all liability or expense arising by its employees or agents. reason of any act or omission of Distributor or

     14. Governing Law. Regardless of the place of execution, place of performance or otherwise, this Agreement and all amendments, modifications, alterations or sup


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plements hereto, and the rights of the parties  hereunder,  shall be governed by and construed and enforced in accordance with the laws of the State of California for all arbitration proceeding (American Arbitration Rules), and formal litigation in accordance with the laws of the State of Florida in the county of Palm Beach.

     15. Miscellaneous.

          15.1. Contract Non-Assignable. This Agreement may not be assigned or transferred by either party hereto, in whole or in part, without the prior written consent of Company.

          15.2 Notice. All notices, requests, demands or other communications, required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by first class, certified or registered mail, or by facsimile addressed to the intended recipient thereof at the address and facsimile number set forth above (or to such other address or facsimile number as either party may from time to time duly notify the other.) Any such notice, demand Of communication shall be deemed to have been duly given immediately (if given or made by confirmed facsimile), or three (3) days after mailing, and in proving same it shall be sufficient to show that the envelope containing the notice, demand or communication was duly addressed, stamped and posted or that receipt of a facsimile message was confirmed by a confirming facsimile message from the recipient.

          15.3 Partial Invalidity. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement shall be void and of no force or effect.

          15.4 Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. No express waiver or assent by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

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          15.5 Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          15.6 Headings. The headings as to the contents of particular paragraphs are inserted only for convenience and shall not be construed as part of this Agreement or as a limitation on the scope of any of the terms or provisions of this Agreement.

          15.7 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and this Agreement contains the sole and entire agreement between the parties with respect to the matters covered hereby. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto. By way of illustration and not by way of limitation, all orders submitted by Distributor for Products hereunder shall be deemed to incorporate without exception all of the terms of this Agreement notwithstanding any order form containing additional or contrary terms and conditions.

          IN WITNESS WHEREOF, Company and Distributor have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

  COMPANY:                                     DISTRIBUTOR:

  INTERNATIONAL FOAM SOLUTIONS, INC.           DIPPY FOOD'S, INC.
  -----------------------------------          ------------------

  BY: /s/ Antonio Bianco                       BY: /s/ Jon Stevenson
     ---------------------------                  -----------------------
  Name:  Antonio Bianco                        Name: Jon Stevenson
  Title: COO                                   Title President